Rule 424 (b)(2)
                                                      Registration No. 333-32647

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 7, 1997

                                  $300,000,000

                           WILLAMETTE INDUSTRIES, INC.

                           Medium-Term Notes, Series C
                Due From 9 Months to 30 Years From Date of Issue

                          ----------------------------

         Willamette Industries, Inc. (the "Company") may offer from time to time its Medium-Term Notes, Series C (the "Notes"), due from 9 months to 30 years from the date of issue, as selected by the initial purchaser and agreed to by the Company. The aggregate initial public offering price of the Notes offered hereby will be limited to $300,000,000, but such limit is subject to reduction as a result of the sale by the Company of other Debt Securities as described in the accompanying Prospectus dated October 7, 1997 (the "Basic Prospectus").

         Interest on the Fixed Rate Notes will be payable on each May 15 and November 15 and at maturity, unless otherwise specified in the applicable Pricing Supplement. Interest on the Floating Rate Notes will be payable monthly, quarterly, semiannually, annually or otherwise as specified in the applicable Pricing Supplement, and at maturity. The interest rate or manner of determining the interest rate and initial interest rate, as applicable, for each Note will be established by the Company at the date of issuance and will be set forth therein and specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note") determined by reference to the CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR, Prime Rate or Treasury Rate, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Note.

         The Notes, when issued, will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other senior unsecured indebtedness of the Company. The Notes will not be redeemable at the option of the Company prior to their Stated Maturity unless otherwise specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in fully registered form in denominations of $1,000 or in any greater amount that is an integral multiple of $1,000. See "Description of the Notes."

         Notes will be issued in book-entry form and represented by a global Note (a "Book-Entry Note") registered in the name of a nominee of The Depository Trust Company, as depositary (the "Depositary"). Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants or persons that may hold interests through participants (with respect to beneficial owners' interests). Notes will not be issuable in certificated form except under the limited circumstances described in the accompanying Basic Prospectus. See "Description of the Notes--Book-Entry System" herein and "Description of the Debt Securities--Book-Entry Debt Securities" in the Basic Prospectus.

                          ----------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY
            PRICING SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

                                   Price to          Agents' Discounts             Proceeds to the
                                   Public(1)         and Commissions(2)             Company(2)(3)
                                   ---------         ------------------             -------------
Per Note..........................   100%               .125%-.750%                99.875%-99.250%
Total(4)..........................$300,000,000       $375,000-$2,250,000       $299,625,000-$297,750,000

--------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the Price to Public will be 100% of the principal amount.

(2) The Company will pay the Agents a commission of from .125% to .750%, depending on maturity, of the principal amount of any Notes sold through them as agents (or sold to such Agents as principal in circumstances in which no other discount is agreed). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933. See "Supplemental Plan of Distribution."

(3) Before deducting other expenses payable by the Company, estimated at $310,000, including reimbursement of certain of the Agents' expenses.

(4) Assuming no reduction in the aggregate initial public offering price of the Notes offered hereby as a result of the sale of other Debt Securities as described in the accompanying Basic Prospectus.

                          ----------------------------

         Offers to purchase the Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Company reserves the right to sell the Notes directly on its own behalf. The Company also reserves the right to withdraw, cancel or modify the offer made hereby without notice. No termination date for the offering of the Notes has been established. The Company may also sell Notes to an Agent as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company or the Agents may reject any order as a whole or in part. See "Supplemental Plan of Distribution."

GOLDMAN, SACHS & CO.           J.P. MORGAN & CO.            SALOMON SMITH BARNEY

                          ----------------------------

             The date of this Prospectus Supplement is May 13, 1998.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The Selected Consolidated Financial Data below should be read in conjunction with the more detailed information appearing in the Company's annual report on Form 10-K for the year ended December 31, 1997, and the other documents available as described under "Available Information" in the Basic Prospectus. The Selected Consolidated Financial Data for each of the five years ended December 31, 1997 have been derived from audited financial statements, certain of which are incorporated by reference herein. The Selected Consolidated Financial Data for the three-month periods ended March 31, 1997 and 1998 are derived from unaudited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for such periods. Results for the three-month period ended March 31, 1998 are not necessarily indicative of the results for the full year.

====================================================================================================================================
                                                                                                              Three Months Ended
                                                       Year Ended December 31,                                     March 31,
------------------------------------------------------------------------------------------------------------------------------------
                                       1993          1994         1995           1996         1997             1997          1998
                                       ----          ----         ----           ----         ----             ----          ----
------------------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Summary of Earnings:
------------------------------------------------------------------------------------------------------------------------------------
  Net sales........................ $2,622,237    $3,007,949   $3,873,575     $3,425,173   $3,438,664    $  855,192   $   900,075
------------------------------------------------------------------------------------------------------------------------------------
  Cost of sales....................  2,191,448     2,456,437    2,777,735      2,798,282    2,967,180       745,896       775,823
                                     ---------     ---------    ---------      ---------    ---------     ---------       -------
------------------------------------------------------------------------------------------------------------------------------------
    Gross Profit...................    430,789       551,512    1,095,840        626,891      471,484       109,296       124,252
------------------------------------------------------------------------------------------------------------------------------------
  Selling and administrative
    expenses.......................    174,413       184,699      201,784        231,862      245,319        59,663        62,741
                                     ---------     ---------    ---------      ---------    ---------     ---------      --------
------------------------------------------------------------------------------------------------------------------------------------
    Operating Earnings.............    256,376       366,813      894,056        395,029      226,165        49,663        61,511
------------------------------------------------------------------------------------------------------------------------------------
  Interest expense.................     63,290        71,513       71,050         92,804      116,990        29,143        30,572
------------------------------------------------------------------------------------------------------------------------------------
  Other income (expense)...........     (3,918)       (6,377)         798          3,861        2,088           686         2,773
                                     ---------     ---------    ---------      ---------    ---------     ---------      --------
------------------------------------------------------------------------------------------------------------------------------------
    Earnings before taxes..........    189,168       288,923      823,804        306,086      111,263        21,206        33,712
------------------------------------------------------------------------------------------------------------------------------------
  Provision for income taxes.......     78,500       111,300      309,000        114,000       38,300         7,889        11,631
                                     ---------     ---------    ---------      ---------    ---------     ---------      --------
------------------------------------------------------------------------------------------------------------------------------------
    Earnings before accounting
     changes.......................    110,668       177,623      514,804        192,086       72,963        13,317        22,081
------------------------------------------------------------------------------------------------------------------------------------
  Accounting changes...............     26,364            --           --             --           --            --            --
                                     ---------     ---------    ---------      ---------    ---------     ---------      --------
------------------------------------------------------------------------------------------------------------------------------------
    Net earnings...................  $ 137,032    $  177,623   $  514,804     $  192,086   $   72,963    $   13,317     $  22,081
                                     =========    ==========   ==========     ==========   ==========    ==========     =========
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
------------------------------------------------------------------------------------------------------------------------------------
  Working capital..................  $ 157,576    $  138,528   $  359,258     $  289,134   $  308,093    $  286,957     $ 280,041
------------------------------------------------------------------------------------------------------------------------------------
  Long-term debt (noncurrent
    portion).......................    941,710       915,797      790,210      1,766,917    1,916,001     1,775,525     1,919,563
------------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity.............  1,257,870     1,387,865    1,846,890      1,976,281    1,994,480     1,972,468     1,999,831
------------------------------------------------------------------------------------------------------------------------------------
  Total assets.....................  2,804,553     3,033,398    3,413,555      4,720,681    4,811,055     4,700,851     4,894,841
------------------------------------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed
  Charges(a).......................       3.06          4.25        10.83           3.68         1.63          1.51          1.74
====================================================================================================================================

----------------------------

(a) For the purposes of computing the ratio, "earnings" consist of income before taxes plus fixed charges. "Fixed charges" consist of interest expense plus one-third of rent expense (which is deemed to be representative of an interest factor).

                            DESCRIPTION OF THE NOTES

         The following description of the particular terms of the Notes (referred to in the Basic Prospectus as the "Offered Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Basic Prospectus, to which description reference is hereby made. The following summary of certain provisions of the Notes does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes, the Indenture and the applicable Pricing Supplement. The terms and conditions set forth herein will apply to each Note unless otherwise specified in the applicable Pricing Supplement delivered herewith. Capitalized terms used below that are not defined herein or in the Basic Prospectus have the meaning assigned to them in the Indenture.

GENERAL

         The Notes constitute a single series for purposes of the Indenture and may be issued in an aggregate principal amount of up to $300,000,000, none of which has been issued at the date of this Prospectus Supplement, subject to reduction as a result of the sale by the Company of other Debt Securities as described in the Basic Prospectus. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder, and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $300,000,000 aggregate initial public offering price of the Notes offered hereby. The Notes will be denominated in U.S. dollars and issued in fully registered form only, in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. The Notes will be unsecured unsubordinated obligations of the Company that will rank on a parity with all other senior unsecured indebtedness of the Company from time to time outstanding and will not be subject to any sinking fund.

         The Notes are being offered on a continuous basis. Unless previously redeemed, Notes will mature on any day (each, a "Stated Maturity") from 9 months to 30 years from the date of issue, as selected by the initial purchaser and agreed to by the Company. Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will mature on an Interest Payment Date (as defined below).

         Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulas and other terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase had been accepted by the Company.

         The Notes may be subject to redemption at the option of the Company prior to maturity as set forth in the applicable Pricing Supplement.

         The  Indenture   provision  in  respect  of  defeasance   and  covenant
defeasance described under "Description of the Debt Securities--Defeasance and Covenant Defeasance" in the Basic Prospectus is applicable to the Notes.

         Except as set forth under "Book-Entry System" below and under "Description of the Debt Securities--Book-Entry Debt Securities" in the Basic Prospectus, the Notes will be issued only as Book-Entry Notes and will not be registrable in the name of any person other than the Depositary or its nominee. So long as the Depositary or its nominee is the registered owner of any Book-Entry Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the

Book-Entry Note for all purposes under the Indenture. Payments of principal, premium (if any) and interest on Notes registered in the name of the Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of the Book-Entry Notes representing such Notes. The Company expects that the Depositary, upon receipt of any payment of principal of, premium, if any, or interest on any Book-Entry Notes, will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Book-Entry Notes as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Book-Entry Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

         As used in this Prospectus Supplement, "Business Day" means (a) with respect to any Notes other than LIBOR Notes, any day that is not a Saturday or Sunday and that is not a day on which banking institutions or trust companies in New York City are authorized or obligated by law, regulation or executive order to close and (b) with respect to any LIBOR Notes, any such day which is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         The covenant provisions of the Indenture described under the caption "Description of the Debt Securities--Certain Covenants of the Company" in the Basic Prospectus are applicable to the Notes.

INTEREST AND INTEREST RATE

         Each Note will bear interest from its date of issue or from the last date to which interest has been paid or duly provided for at the fixed rate per annum stated, or at the rate per annum calculated pursuant to the interest rate formula set forth, therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment.

         Each Note will bear interest at either (a) the fixed rate specified in the applicable Pricing Supplement or (b) a variable rate determined by reference to the interest rate basis specified in the applicable Pricing Supplement (i) plus or minus the Spread, if any, or (ii) multiplied by the Spread Multiplier, if any (in either case as specified in the applicable Pricing Supplement). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate basis for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate basis for such Floating Rate Note. If specified in the applicable Pricing Supplement, any Floating Rate Note also may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

         The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. The applicable Pricing Supplement relating to a Floating Rate Note will designate one of the following interest rate bases for such Floating Rate Note:
(a) the CD Rate (a "CD Rate Note"); (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"); (c) the Federal Funds Rate (a "Federal Funds Rate Note"); (d) LIBOR (a "LIBOR Note"); (e) the Prime Rate (a "Prime Rate Note"); (f) the Treasury Rate (a "Treasury Rate Note"); or (g) such other interest rate basis as is set forth in such Pricing Supplement. The "Index Maturity" for any Floating Rate Note is the period to maturity of the instrument or obligation from which the interest rate basis is calculated, as specified in the applicable Pricing Supplement. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

         Interest on Notes will be payable on the applicable Interest Payment Dates, upon redemption and at maturity. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" for Fixed Rate Notes will be May 15 and November 15 of each year. If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the payment of principal or interest shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date to the date of such payment on the next succeeding
Business Day. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, the "Interest Payment Dates" for Floating Rate Notes will be, in the case of Floating Rate Notes with a weekly or monthly Interest Reset Date, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes with a quarterly Interest Reset Date, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes with a semi-annual Interest Reset Date, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Reset Date, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

         Interest payable on any Interest Payment Date will be payable to the person in whose name such Note is registered at the close of business (which, in the case of Book-Entry Notes, shall be the Depositary) (a) unless otherwise specified in the applicable Pricing Supplement, on the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date in the case of a Fixed Rate Note, or (b) on the 15th calendar day (whether or not a Business Day) next preceding such Interest Payment Date in the case of a Floating Rate Note (in each case, the "Record Date"); provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable (which, in the case of Book-Entry Notes, shall be the Depositary). Notwithstanding the foregoing, the first interest payment on a Note originally issued between a Record Date and the Interest Payment Date relating to such Record Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such next Record Date.

         Interest payments on Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid or made available for payment, as the case may be, to, but excluding, the Interest Payment Date or the Stated Maturity, as the case may be. With respect to any Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate (expressed as a decimal) applicable to such day by the actual number of days in the year in the case of Treasury Rate Notes and by 360 in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes.

         With respect to any Floating Rate Note, the interest rate in effect on each day will be, (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or, (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above and to any adjustment by a Spread or a Spread Multiplier referred to above; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement.

FIXED RATE NOTES

         Fixed Rate Notes will bear interest from the date of issue at the annual interest rate or rates specified on the face thereof and in the applicable Pricing Supplement. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

         The rate of interest on each Floating Rate Note will be reset weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The Interest Reset Date will be as follows: in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement. Each such adjusted rate will be applicable on and after the Interest Reset Date to which it relates, to, but not including, the next succeeding Interest Reset Date or until the Stated Maturity or the date of redemption or repayment, as the case may be. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Floating Rate Note, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest
Reset Date shall be the immediately preceding Business Day. If any Interest Reset Date for a Treasury Rate Note would otherwise be a day on which Treasury bills (as defined below) are auctioned, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

         The interest rate pertaining to each Interest Reset Date will be the rate determined on or as of the "Interest Determination Date." The Interest Determination Date pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes will be the second Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills are normally sold at auction. Treasury bills are normally sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date for Treasury Rate Notes occurring in the next succeeding week.

         Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Stated Maturity, as the case may be.

         All percentages resulting from any calculation with respect to Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward; and all dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent, with one-half cent rounded upward.

         Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

The applicable Pricing Supplement for a Floating Rate Note will specify the interest rate basis and the Spread, if any, or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to such Note. In addition, such Pricing Supplement will define or particularize the following terms, if applicable: Index Maturity, Initial Interest Rate, Interest Payment Dates, Interest Determination Dates, and Interest Reset Dates.

         CD Rate Notes

         CD Rate Notes will bear interest at the CD Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified in the CD Rate Notes and in the applicable Pricing Supplement. The CD Rate for each Interest Reset Date will be calculated as of the Interest Determination Date pertaining to such Interest Reset Date.

         Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to an Interest Determination Date, the rate on that date for negotiable certificates of deposit having the applicable Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit having the applicable Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date, such rate is not published in either H.15(519) or Composite Quotations, then the CD Rate on such Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 a.m., New York City time, on such Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such Interest Determination Date.

         Commercial Paper Rate Notes

         Commercial Paper Rate Notes will bear interest at the Commercial Paper Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement. The Commercial Paper Rate for each Interest Reset Date will be calculated as of the Interest Determination Date pertaining to such Interest Reset Date.

         Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to an Interest Determination Date, the Money Market Yield (as defined below) of the per annum rate (quoted on a bank discount basis) on that date for commercial paper having the applicable Index Maturity as published in H.15(519) under the heading "Commercial Paper--Non-Financial." In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the applicable Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis) of three leading dealers of commercial paper in New York City selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper of the applicable Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial
Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

         "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                  Money Market  Yield  = D x 360 x 100
                                      ------------
                                      360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

         Federal Funds Rate Notes

         Federal Funds Rate Notes will bear interest at the Federal Funds Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement. The Federal Funds Rate for each Interest Reset Date will be calculated as of the Interest Determination Date pertaining to such Interest Reset Date.

         Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to an Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate shall be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on such Calculation Date, such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 a.m., New York City time, on such Interest Determination Date for the last transaction in overnight U.S. dollar Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Interest Determination Date.

         LIBOR Notes

         LIBOR Notes will bear interest at LIBOR plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified in the LIBOR Notes and in the applicable Pricing Supplement. LIBOR for each Interest Reset Date will be calculated on the Interest Determination Date pertaining to such Interest Reset Date.

         Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent as follows:

                  (i) With respect to an Interest Determination Date, LIBOR will be determined as specified in the applicable Pricing Supplement as either (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the applicable Index Maturity, commencing on the second Business Day immediately following that Interest Determination Date, which appear on the Reuters Screen LIBO Page at approximately 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the applicable Index Maturity, commencing on the second Business Day immediately following that Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date ("LIBOR Telerate"). Unless otherwise indicated in the applicable Pricing Supplement, "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks), and "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (b) above applies, if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

                  (ii) If fewer than two  offered  rates  appear on the  Reuters
         Screen LIBO Page or no rate appears on Telerate Page 3750, as applicable, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotations for deposits in U.S. dollars having the applicable Index Maturity to prime banks in the London interbank market at approximately 11:00 a.m., London time, commencing on the second Business Day immediately following that Interest Determination Date, and in a principal amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of rates quoted by three major banks in New York City selected by the Calculation Agent at approximately 11:00 a.m., New York City time, on such LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks, having the applicable Index Maturity and in a principal amount of not less than U.S. $1,000,000 that is in the Calculation Agent's judgment representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in the foregoing sentences, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

         Prime Rate Notes

         Prime Rate Notes will bear interest at the Prime Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified in the Prime Rate Notes and in the applicable Pricing Supplement. The Prime Rate for each Interest Reset Date will be calculated as of the Interest Determination Date pertaining to such Interest Reset Date.

         Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to an Interest Determination Date, the rate set forth in H.15(519) for such date under the heading "Bank Prime Loan." In the event that such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page USPRIME1 on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for that Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on that Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Interest Determination Date.

         Treasury Rate Notes

         Treasury Rate Notes will bear interest at the Treasury Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified in the Treasury Rate Notes and in the applicable Pricing Supplement. The Treasury Rate for each Interest Reset Date will be calculated as of the Interest Determination Date pertaining to such Interest Reset Date.

         Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to an Interest Determination Date, the rate on that date for the most recent auction of direct obligations of the United States ("Treasury bills") having the applicable Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the applicable Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for that Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." In the event such rate is not so published by 3:00 p.m., New York City time, on such Calculation Date, the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on that Interest Determination Date, of three leading primary United States government securities dealers in New York City selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

ADDENDUM AND/OR OTHER PROVISIONS

         Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity or any other term relating thereto, may be modified and/or supplemented as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

         Upon issuance, all Book-Entry Notes having the same date of issuance, Stated Maturity, redemption provisions, if any, Interest Payment Dates and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, interest rate basis, Initial Interest Rate, Index Maturity, Interest Reset Dates, Spread or Spread Multiplier, if any, and maximum or minimum interest rate limitation, if any, will be represented by a single Global Note ("Global Note"); provided, however, that if by reason of the foregoing, a single Global Note would exceed $200,000,000 in aggregate principal amount, then one Global Note will be issued to represent each $200,000,000 of aggregate principal amount and an additional Global Note will be issued to represent any remaining principal amount. Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as the Depositary, or such other depositary as is specified in the applicable Pricing Supplement, and registered in the name of the Depositary or a nominee of the Depositary. Book-Entry Notes will not be transferable or exchangeable for Notes in certificated form except under the limited circumstances described in the Basic Prospectus under "Description of the Debt Securities--Book-Entry Debt Securities."

         The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

         A further description of the Depositary's procedures with respect to Global Notes is set forth in the Basic Prospectus under "Description of the Debt Securities--Book-Entry Debt Securities." The Depositary has confirmed to the Company that it intends to follow such procedures.

ORIGINAL ISSUE DISCOUNT

         If the Company issues any Notes that will be required to be treated as having been issued at an original issue discount for federal income tax purposes (a "Discount Note"), the special federal income tax consequences applicable thereto will be described in the applicable Pricing Supplement. Discount Notes will bear such legend as may be required by any applicable law or regulations (including proposed regulations), as set forth in such Pricing Supplement.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered by the Company on a continuous basis through Goldman, Sachs & Co., J.P. Morgan Securities Inc., and Salomon Brothers Inc (the "Agents"), who have severally agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed offer to purchase Notes through it in whole or in part. The Company will pay each Agent a commission of from .125% to .750% of the principal amount of Notes, depending upon maturity, for sales made through such firm as agent.

         The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

         In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in an accompanying Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount received by the Agents from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes that are to be resold by the Agents to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

         In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company in the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

         Each Agent, whether acting as agent or principal, and any dealer who purchases Notes from an Agent and resells them to investors, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933. The Company has also agreed to reimburse the Agents for certain expenses.

         Each of the Agents engages in transactions with and performs financing services for the Company in the ordinary course of business.

         Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in New York City.

         The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops.

                              VALIDITY OF THE NOTES

         The validity of the Notes offered hereby has been passed upon for the Company by Miller, Nash, Wiener, Hager & Carlsen LLP, Portland, Oregon, and for the Agents by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell will rely on Miller, Nash, Wiener, Hager & Carlsen LLP as to all matters governed by Oregon law. The opinions of Miller, Nash, Wiener, Hager & Carlsen LLP and Sullivan & Cromwell are conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of the Notes, and other matters that may affect the validity of the Notes but that were not ascertainable on the date of such opinions.

PROSPECTUS                                                                [LOGO]

                                  $500,000,000

                           WILLAMETTE INDUSTRIES, INC.


                             Senior Debt Securities

                                -----------------

         Willamette Industries, Inc. (the "Company") may offer, from time to time, unsecured senior debt securities ("Debt Securities") consisting of debentures, notes or other unsecured evidences of indebtedness, in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of sale.

         Specific terms of the particular Debt Securities in respect of which this Prospectus is delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the estimated net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the designation, aggregate principal amount, denomination, maturity, premium, if any, exchange, conversion, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), the time and method of calculating interest payments, put options, if any, public offering price, and other specific terms of the offering.

         The Company may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any agents, underwriters, or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters, or dealers and any applicable commissions and discounts will be set forth in the related Prospectus Supplement.

         This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.


                              --------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is October 7, 1997.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE WILLAMETTE TRUSTS OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information may also be inspected at the offices of the NYSE, on which Common Stock is traded, at 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Willamette Trusts with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

         The Company will send to all registered holders of the Offered Securities such annual and other reports as are sent to its shareholders in conformity with the requirements of the 1934 Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the SEC pursuant to the 1934 Act are incorporated by reference herein and made a part hereof:

         1. Annual Report on Form 10-K for the year ended December 31, 1996.

         2. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained in this Prospectus or in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: Willamette Industries, Inc., 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, Telephone: (503) 227-5581, Attention:
Investor Relations.

                                   THE COMPANY

         The Company is a diversified, integrated forest products company which manufactures unbleached paper products, white paper products, and wood-based building materials at 97 locations located throughout the United States and in Ireland. The Company owns or controls approximately 1.8 million acres of timberland in Arkansas, Louisiana, Missouri, North Carolina, Oregon, South Carolina, Tennessee, Texas, and Washington.

         The Company was incorporated in Oregon in 1906. Its executive offices are located at 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, and its telephone number is (503) 227-5581.

                                 USE OF PROCEEDS

         Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the Company intends to add the net proceeds received by it from the sale of Offered Securities to its general funds, to be used for general corporate purposes, including capital expenditures, working capital, and repayment of debt.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated.


                                          Six Months
                                        Ended June 30,                               Year Ended December 31,
                                      -------------------        -----------------------------------------------------------------

                                      1997           1996        1996          1995             1994            1993          1992

Ratio of Earnings to Fixed
Charges (1)(2).................       1.59           5.46        3.68          10.83            4.25            3.06          2.56


(1) The Company has authority to issue up to 5,000,000 shares of Preferred Stock; there are currently no shares outstanding and the Company currently does not have a Preferred Stock dividend obligation.
         Therefore, the Ratio of Combined Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

(2) For purposes of computing the ratio, "earnings" consist of income before income taxes, plus fixed charges. "Fixed charges" consist of interest expense plus one-third of rent expense (which is deemed representative of an interest factor).

                       DESCRIPTION OF THE DEBT SECURITIES

         The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

         Debt Securities may be issued, from time to time, in one or more series. Debt Securities will be issued under an Indenture dated January 30, 1993 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee").

         The following summary of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Certain capitalized terms herein are defined in the Indenture.

GENERAL

         The Debt Securities will be unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder, from time to time, in one or more series.

         The Prospectus Supplement relating to the Offered Securities will specify, among other things: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates on which the Offered Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest or the method by which such rate or rates shall be determined and the date from which such interest will accrue or the method by which such date shall be determined; (5) the dates on which any such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the dates, if any, on which, and the price or prices at which, the Offered Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds; (7) the date, if any, after which, and the price or prices at which, the Offered Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption; (8) the right of the Company, if any, to defer payment of interest on the Offered Securities and the maximum length of any such deferral period; (9) the right of Holders, if any, to put the Offered Securities to the Company; (10) the currency unit, if other than United States dollars, of payment of principal, and premium and interest, if any, on the Offered Securities; (11) the applicability of certain provisions of the Indenture as described under "Defeasance and Covenant Defeasance"; and (12) any other terms of the Offered Securities (which terms shall not be inconsistent with the Indenture).

         Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest, if any, on, the Offered Securities will be payable, and the Offered Securities will be exchangeable and transfers thereof will be registrable, at the Place of Payment, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

         Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Offered Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

CERTAIN COVENANTS OF THE COMPANY

         For purposes of the descriptions of the Debt Securities, certain defined terms have the following meanings:

         "Subsidiary" of the Company is defined as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more Subsidiaries of the Company. "Restricted Subsidiary" is defined as a Subsidiary of the Company substantially all the property of which is located, or substantially all the business of which is carried on, within the present 50 states of the United States or in Canada and which owns a Principal Property, excluding, however, any Subsidiary of the Company which is primarily engaged in the development and sale or financing of real property. "Principal Property" is defined as (i) any mill, converting plant, manufacturing plant, or other facility owned by the Company or a Restricted Subsidiary which is located within the present 50 states of the United States or in Canada and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is made exceeds 1% of Consolidated Net Tangible Assets, and (ii) Timberlands other than those being held primarily for development or sale; such property, however, will exclude (a) any property which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property or (c) any oil, gas or other minerals or mineral rights. "Attributable Debt" is defined as the total net amount of rent required to be paid during the remaining primary term of certain leases, discounted at the rate of 15% per annum. "Consolidated Net Tangible Assets" is defined as the aggregate amount of assets after deducting (i) all liabilities, other than deferred income taxes, Funded Debt and shareholders' equity, and (ii) goodwill and like intangibles, of the Company and its consolidated Subsidiaries. "Funded Debt" is defined as all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made (or being renewable beyond such period) and rental obligations (at the amount capitalized) payable more than 12 months from such date under capitalized leases.

Restrictions on Secured Debt

         The Indenture provides that the Company may not, nor may it permit any Restricted Subsidiary to, create, assume or guarantee any loan or evidence of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or any Restricted
Subsidiary, or on any share of Capital Stock or Debt of any Restricted Subsidiary, without securing or causing such Restricted Subsidiary to secure the Debt Securities equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sale and Leaseback Transactions" below), would not exceed 10% of Consolidated Net Tangible Assets.

         This restriction does not apply to, and there shall be excluded from secured Debt in any computation under such restriction, Debt secured by: (a) Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages in favor of the Company or a Restricted Subsidiary,
(c) Mortgages in favor of governmental bodies to secure progress or advance payments, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into within specified time limits, (e) Mortgages securing industrial revenue or pollution control bonds, and (f) any extension, renewal or refunding of any Mortgages referred to in the foregoing clauses (a) through (e), inclusive.

Restrictions on Sale and Leaseback Transactions

         The Indenture provides that neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such sale and leaseback transactions, plus all secured Debt (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above), would not exceed 10% of Consolidated Net Tangible Assets.

         This restriction does not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (a) the lease is for a period, including renewal rights, of not in excess of three years, (b) the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction, (c) the lease secures or relates to industrial revenue or pollution control bonds, (d) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (e) the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased; provided that the amount of proceeds to be applied to the retirement of Funded Debt shall be reduced by an amount, if any, equal to the principal amount of debentures or notes (including the Debt Securities) of the Company or a Restricted Subsidiary surrendered for cancellation to the applicable trustee thereof and the principal amount of other Funded Debt voluntarily retired, in each case within 180 days after such sale.

Restrictions on Funded Debt of Restricted Subsidiaries

         The Indenture provides that the Company may not permit any Restricted Subsidiary to create, assume or guarantee any Funded Debt except (i) Funded Debt owed to the Company or a Restricted Subsidiary, (ii) Funded Debt secured by Mortgages permitted as described under "Restrictions on Secured Debt," (iii) Funded Debt of any corporation outstanding at the time such corporation became a Restricted Subsidiary, (iv) Funded Debt of any person outstanding at the time of its acquisition, or the acquisition of substantially all its properties, by such Restricted Subsidiary, (v) Funded Debt incurred in connection with certain refundings, (vi) Funded Debt constituting Attributable Debt permitted as described under "Restrictions on Sale and Leaseback Transactions" and (vii) any other Funded Debt if the aggregate principal amount of all Funded Debt of all Restricted Subsidiaries permitted under this clause (vii) does not exceed 10% of Consolidated Net Tangible Assets.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture with respect to the Debt Securities of any series: (a) default in the payment of principal of or any premium on any Debt Security of that series when due; (b) default in the payment of any interest on any Debt Security of that series when due continued for 30 days; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of the Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of a particular series. No Event of Default with respect to the Debt Securities of a particular series necessarily constitutes an Event of Default with respect to the Debt Securities of any other series.

         If an Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

         The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. The right of a Holder of any Debt Security to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal or premium and interest, if any, when due and to institute suit for the enforcement of any such payment.

         The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

         The Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof.

BOOK-ENTRY DEBT SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities (as such term is defined below) that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. The term "Global Security", when used with respect to any series of Debt Securities, means a Debt Security that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the Outstanding Debt Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

         The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements. Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

         So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate with or merge into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, and any other person may consolidate with, or merge into, or transfer its assets substantially as an entirety to the Company provided that (i) the successor corporation (if any) assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or the Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, (iii) if as a result of the transaction a Principal Property would become subject to a Mortgage which would not be permitted by the Indenture, the Debt Securities shall be secured equally with (or prior to) the indebtedness secured thereby, and (iv) certain other conditions are met.

DEFEASANCE AND COVENANT DEFEASANCE

         The Indenture provides, if such provision is made applicable to the Debt Securities of any series (which will be indicated in the Prospectus Supplement) that the Company may elect either (a) to defease and be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace mutilated, destroyed, lost or stolen Debt Securities of such series, to maintain paying agencies and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Debt Securities of such series under certain restrictive covenants of the Indenture, including those described under "Certain Covenants of the Company" and "Consolidation, Merger and Sale of Assets" ("covenant defeasance"), and the occurrence of an event described in clause (d) under "Events of Default" shall no longer be an Event of Default with respect to the Debt Securities of such series, in each case, if the Company deposits, in trust, with the Trustee money and/or Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium and interest on the Outstanding Debt Securities of such series and any mandatory sinking fund payments or analogous payments in accordance with the terms of the Outstanding Debt Securities of such series and the Indenture. Such a trust may only be established if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default with respect to such series under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company and (iii) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as if such defeasance had not occurred. In the event the Company exercises its covenant defeasance option with respect to the Debt Securities of any series and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable with respect to such payments.

MODIFICATION AND WAIVER

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any Debt Security, (c) reduce the amount of principal of an original issue discount Debt Security payable upon acceleration of the maturity thereof,
(d) change the place or currency of payment of principal of, or premium or interest, if any, on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) change the provisions for defeasance or covenant defeasance (each as defined below) made applicable to any Debt Security, or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

         The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal, or premium or interest, if any, or in respect of a covenant or condition which cannot be waived without the consent of each Holder of the Debt Securities of that series.

REGARDING THE TRUSTEE

         The Company maintains deposit accounts and conducts other banking transactions with The Chase Manhattan Bank in the ordinary course of the Company's business. The Chase Manhattan Bank serves as trustee under another indenture with respect to certain of the Company's other senior debt securities.

                              PLAN OF DISTRIBUTION

         The Company may sell the Offered Securities (i) to or through underwriters or dealers; (ii) directly to purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to the Company from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

         If dealers are utilized in the sale of Offered Securities, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

         The Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         The Offered Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

         Agents, dealers and underwriters may be entitled under agreements with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

         Each series of Offered Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Offered
Securities are sold for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.The Offered Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Offered Securities.

                         VALIDITY OF OFFERED SECURITIES

         The validity of the Offered Securities will be passed upon for the Company by Miller, Nash, Wiener, Hager & Carlsen LLP, Portland, Oregon.

                                     EXPERTS

         The consolidated financial statements of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1996, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

================================================================================

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement, the Prospectus or any Pricing Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement, the Prospectus and any Pricing Supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described herein and therein or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement, the Prospectus or any Pricing Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.


                              --------------------


                                TABLE OF CONTENTS

                              Prospectus Supplement


                                                                          Page


Selected Consolidated Financial Data.......................................S-2
Description of the Notes...................................................S-3
Supplemental Plan of Distribution.........................................S-11
Validity of the Notes.....................................................S-13

                                   Prospectus

Available Information........................................................2
Incorporation of Certain Documents by
Reference....................................................................3
The Company..................................................................3
Use of Proceeds..............................................................3
Ratio of Earnings to Fixed Charges...........................................4
Description of the Debt Securities...........................................4
Plan of Distribution........................................................10
Validity of Offered Securities..............................................11
Experts.....................................................................11


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                                  $300,000,000



                           Willamette Industries, Inc.



                               Medium-Term Notes,
                                    Series C
                                Due From 9 Months
                                to 30 Years From
                                  Date of Issue



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                                     [LOGO]


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                              Goldman, Sachs & Co.
                                J.P. Morgan & Co.
                              Salomon Smith Barney

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